FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-171508-06

Sent: Thursday, May 16, 2013 11:21 AM
Subject: GSMS 2013-GCJ12 -- Launch (external)

GSMS 2013-GCJ12 -- Launch (external)

$1,061.255mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Goldman, Sachs & Co., Citigroup Global Markets Inc. and Jefferies LLC

Class	S&P/Fitch	Size ($mm)	WAL (yr)	C/E	Launch	Target $px
A-3	AAA(sf)/AAA(sf)	200.000	9.74	30.000%	S + 80	101-00

Anticipated Timing
Anticipated Pricing:     Today
Anticipated Closing:    Thu, May 30th

The depositor has filed a registration statement (including a prospectus) with the SEC  (SEC File No. 333-171508) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or by email to prospectus-ny@gs.com .

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